   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2001
                                            REGISTRATION STATEMENT NO. 333-61430
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 ON

                                    FORM S-3
                                       TO
                                    FORM S-1
                            ------------------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             THE MEDICINES COMPANY
             (Exact name of registrant as specified in its charter)
                            ------------------------

                          DELAWARE                                                    04-3324394
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                        organization)

                            ------------------------

                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 225-9099
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               CLIVE A. MEANWELL
                            CHIEF EXECUTIVE OFFICER
                             THE MEDICINES COMPANY
                              ONE CAMBRIDGE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02142
                                 (617) 225-9099
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:
                             STUART M. FALBER, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                           TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

    THIS POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3 TO THE REGISTRATION STATEMENT ON FORM S-1 IS BEING FILED PURSUANT TO RULE 401(c) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IN ORDER TO CONVERT THE REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-61430) INTO A REGISTRATION STATEMENT ON FORM S-3. THE COMPANY SATISFIES THE REGISTRANT REQUIREMENTS FOR THE USE OF FORM S-3, AND THE OFFERING SATISFIES THE TRANSACTION REQUIREMENTS OF ITEM 3 OF GENERAL INSTRUCTION I.B. OF FORM S-3. THE PROSPECTUS CONTAINED IN THIS FORM S-3 SUPERSEDES THE PROSPECTUS CONTAINED IN THE FORM S-1.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES PURSUANT TO THIS PROSPECTUS UNTIL THE POST-EFFECTIVE AMENDMENT ON FORM S-3 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2001

                                CORPORATED LOGO

4,000,000 Shares of Common Stock

                            ------------------------

     This prospectus relates to resales of shares of common stock previously issued by The Medicines Company. We will not receive any proceeds from the sale of the shares.

     The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol "MDCO." On August 31, 2001, the closing sale price of the common stock on Nasdaq was $11.50 per share. You are urged to obtain current market quotations for the common stock.

                            ------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              The date of this prospectus is                2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
The Offering................................................    1
Risk Factors................................................    2
Special Note Regarding Forward-Looking Information..........    9
Use Of Proceeds.............................................   10
Selling Stockholders........................................   10
Plan Of Distribution........................................   12
Legal Matters...............................................   13
Experts.....................................................   13
Where You Can Find More Information.........................   13
Incorporation Of Certain Documents By Reference.............   13

     The Medicines Company's executive offices are located at One Cambridge Center, Cambridge, Massachusetts 02142, our telephone number is (617) 225-9099 and our Internet address is www.themedicinescompany.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "we," "us," and "our" refer to The Medicines Company and its subsidiaries.

     We own or have rights to various trademarks and tradenames used in our business, including The Medicines Company name and logo and Angiomax(R).

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                             THE MEDICINES COMPANY

     We acquire, develop and commercialize biopharmaceutical products that are in late stages of development or have been approved for marketing. In December 2000, we received marketing approval from the U.S. Food and Drug Administration, or FDA, for Angiomax, our lead product, for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. Coronary angioplasty is a procedure used to restore normal blood flow in an obstructed artery in the heart. We began selling Angiomax in the United States in January 2001.

     We are also developing Angiomax for additional potential applications for use in the treatment of ischemic heart disease, a condition which occurs when organs receive an inadequate supply of oxygen as a result of decreased blood flow. As of August 31, 2001, clinical investigators had administered Angiomax to approximately 13,100 patients in clinical trials for the treatment and prevention of blood clots in a wide range of hospital applications. We believe that Angiomax will become the leading replacement for heparin in hospital care. In the United States, heparin is the most widely-used acute care anticoagulant, a type of drug used to prevent or slow the formation of blood clots, and is used to treat approximately five million hospitalized patients per year.

                                  THE OFFERING

Common Stock offered by selling
stockholders...........................    4,000,000 shares

Use of proceeds........................    The Medicines Company will not
                                           receive any proceeds from the sale of
                                           shares in this offering

Nasdaq National Market symbol..........    "MDCO"

--------------------------------------------------------------------------------

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO OUR BUSINESS

 WE HAVE A HISTORY OF NET LOSSES, AND WE EXPECT TO CONTINUE TO INCUR NET LOSSES AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

     We have incurred net losses since our inception, including net losses of approximately $35.1 million for the six months ended June 30, 2001. As of June 30, 2001, we had an accumulated deficit of approximately $231.6 million. We expect to make substantial expenditures to further develop and commercialize our products, including costs and expenses associated with clinical trials, regulatory approval and commercialization of products. As a result, we are unsure when we will become profitable, if at all.

 OUR BUSINESS IS VERY DEPENDENT ON THE COMMERCIAL SUCCESS OF ANGIOMAX

     Other than Angiomax, our products are in clinical phases of development and, even if approved by the FDA, are a number of years away from entering the market. As a result, Angiomax will account for almost all of our revenues for the foreseeable future. The commercial success of Angiomax will depend upon its acceptance by physicians, patients and other key decision-makers as a therapeutic and cost-effective alternative to heparin and other products used in current practice. If Angiomax is not commercially successful, we will have to find additional sources of revenues or curtail or cease operations.

 FAILURE TO RAISE ADDITIONAL FUNDS IN THE FUTURE MAY AFFECT THE DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS

     Our operations to date have generated substantial and increasing needs for cash. Our negative cash flow from operations is expected to continue into the foreseeable future. The clinical development of Angiomax for additional indications, the development of our other product candidates and the acquisition and development of additional product candidates by us will require a commitment of substantial funds. Our future capital requirements are dependent upon many factors and may be significantly greater than we expect.

     We believe, based on our current operating plan, including anticipated sales of Angiomax, that our current cash, cash equivalents and marketable securities will be sufficient to fund our operations for at least 18 months. If our existing resources are insufficient to satisfy our liquidity requirements due to slower than anticipated sales of Angiomax or otherwise, or if we acquire additional product candidates, we may need to sell additional equity or debt securities. The sale of additional equity or debt securities may result in additional dilution to our stockholders, and we cannot be certain that additional financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned research, development and commercialization activities, which could harm our financial condition and operating results.

 WE CANNOT EXPAND THE INDICATIONS FOR ANGIOMAX UNLESS WE RECEIVE FDA APPROVAL FOR EACH ADDITIONAL INDICATION. FAILURE TO EXPAND THESE INDICATIONS WILL LIMIT THE SIZE OF THE COMMERCIAL MARKET FOR ANGIOMAX

     We received in December 2000 approval from the FDA for the use of Angiomax as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. One of our key objectives is to expand the indications for which the FDA will approve Angiomax. In order to do this, we will need to conduct additional clinical trials and obtain FDA approval for each proposed indication. If we are unsuccessful in expanding the approved indications for the use of Angiomax, the size of the commercial market for Angiomax will be limited.

 FAILURE TO OBTAIN REGULATORY APPROVAL IN FOREIGN JURISDICTIONS WILL PREVENT US FROM MARKETING ANGIOMAX ABROAD

     We intend to market our products in international markets, including Europe. In order to market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals. In February 1998, we submitted a Marketing Authorization Application to the European Agency for the Evaluations of Medicinal Products, or the EMAE, for use of Angiomax in unstable angina patients undergoing angioplasty. Following extended interaction with European regulatory authorities, the Committee of Proprietary Medicinal Products of the EMEA voted in October 1999 not to recommend Angiomax for approval in angioplasty. The United Kingdom and Ireland dissented from this decision. We have withdrawn our application to the EMEA and are in active dialog with European regulators to determine our course of action including seeking approval of Angiomax in Europe on a country-by-country basis. We may not be able to obtain approval from any or all of the jurisdictions in which we seek approval to market Angiomax. Obtaining foreign approvals may require additional trials and additional expense.

 THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS MAY BE TERMINATED OR DELAYED, AND THE COSTS OF DEVELOPMENT AND COMMERCIALIZATION MAY INCREASE, IF THIRD PARTIES WHO WE RELY ON TO MANUFACTURE AND SUPPORT THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS DO NOT FULFILL THEIR OBLIGATIONS

     Our development and commercialization strategy entails entering into arrangements with corporate and academic collaborators, contract research organizations, contract sales organizations, distributors, third-party manufacturers, licensors, licensees and others to conduct development work, manage some of our clinical trials and manufacture, market and sell some of our products. Although we manage these services, we do not have the expertise or the resources to conduct these activities on our own and, as a result, are particularly dependent on third parties in most areas.

     We may not be able to maintain our existing arrangements with respect to the development or commercialization of Angiomax or establish and maintain arrangements to develop and commercialize any additional products on terms that are acceptable to us. Any current or future arrangements for the development and commercialization of our products may not be successful. If we are not able to establish or maintain our agreements relating to Angiomax or any additional products on terms which we deem favorable, our financial condition would be materially adversely affected.

     Third parties may not perform their obligations as expected. The amount and timing of resources that third parties devote to developing, manufacturing and commercializing our products may not be within our control. Furthermore, our interests may differ from those of third parties that manufacture or commercialize our products. Disagreements that may arise with these third parties could delay or lead to the termination of the development or commercialization of our product candidates, or result in litigation or arbitration, which would be time consuming and expensive. If any third party that manufactures or supports the development or commercialization of our products breaches or terminates its agreement with us, or fails to conduct its activities in a timely manner, such breach, termination or failure could:

     - delay the development or commercialization of Angiomax, our other product candidates or any additional product candidates that we may acquire or develop;

     - require us to undertake unforeseen additional responsibilities or devote unforeseen additional resources to the development or commercialization of our products; or

     - result in the termination of the development or commercialization of our products.

 WE ARE CURRENTLY DEPENDENT ON A SINGLE SUPPLIER FOR THE PRODUCTION OF ANGIOMAX BULK DRUG SUBSTANCE AND A DIFFERENT SINGLE SUPPLIER TO CARRY OUT ALL FILL-FINISH ACTIVITIES FOR ANGIOMAX

     Currently, we obtain all of our Angiomax bulk drug substance from one manufacturer, UCB Bioproducts S.A., and rely on another manufacturer, Ben Venue Laboratories, Inc., to carry out all fill-finish activities for Angiomax, which includes final formulation and transfer of the drug into vials where it is then freeze-dried and sealed. The FDA requires that all manufacturers of pharmaceuticals for sale in or from the United States achieve and maintain compliance with the FDA's current Good Manufacturing Practice, or cGMP, regulations and guidelines. There are a limited number of manufacturers that operate under cGMP regulations capable of manufacturing Angiomax. The FDA has inspected Ben Venue Laboratories for cGMP compliance for the manufacture of Angiomax and UCB Bioproducts for cGMP compliance in the manufacture of pharmaceutical ingredients generally. Ben Venue Laboratories and UCB Bioproducts have informed us that they have no material deficiencies in cGMP compliance. We do not currently have alternative sources for production of Angiomax bulk drug substance or to carry out fill-finish activities. In the event that either of our current manufacturers is unable to carry out its respective manufacturing obligations to our satisfaction, we may be unable to obtain alternative manufacturing, or obtain such manufacturing on commercially reasonable terms or on a timely basis.

     Any delays in the manufacturing process may adversely impact our ability to meet commercial demands for Angiomax on a timely basis and supply product for clinical trials of Angiomax.

 IF WE DO NOT SUCCEED IN DEVELOPING A SECOND-GENERATION PROCESS FOR THE PRODUCTION OF BULK ANGIOMAX DRUG SUBSTANCE, OUR GROSS MARGINS MAY BE BELOW INDUSTRY AVERAGES

     We are currently developing with UCB Bioproducts a second-generation process for the production of bulk Angiomax drug substance. This process involves limited changes to the early manufacturing steps of our current process in order to improve our gross margins on the future sales of Angiomax. If we cannot develop the process successfully or regulatory approval of the process is not obtained or is delayed, then our ability to improve our gross margins on future sales of Angiomax may be limited.

 CLINICAL TRIALS OF OUR PRODUCT CANDIDATES ARE EXPENSIVE AND TIME CONSUMING, AND THE RESULTS OF THESE TRIALS ARE UNCERTAIN

     Before we can obtain regulatory approvals for the commercial sale of any product that we wish to develop, we will be required to complete pre-clinical studies and extensive clinical trials in humans to demonstrate the safety and efficacy of such product. We are currently conducting four clinical trials of Angiomax for use in the treatment of ischemic heart disease. There are numerous factors that could delay our clinical trials or prevent us from completing these trials successfully. We, or the FDA, may suspend a clinical trial at any time on various grounds, including a finding that patients are being exposed to unacceptable health risks.

     The rate of completion of clinical trials depends in part upon the rate of enrollment of patients. Patient enrollment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the existence of competing clinical trials and the availability of alternative or new treatments. In particular, the patient population targeted by some of our clinical trials may be small. Delays in future planned patient enrollment may result in increased costs and program delays.

     In addition, clinical trials, if completed, may not show any potential product to be safe or effective. Results obtained in pre-clinical studies or early clinical trials are not always indicative of results that will be obtained in later clinical trials. Moreover, data obtained from pre-clinical studies and clinical trials may be subject to varying interpretations. As a result, the FDA or other applicable regulatory authorities may not approve a product in a timely fashion, or at all.

 OUR FAILURE TO ACQUIRE AND DEVELOP ADDITIONAL PRODUCT CANDIDATES OR APPROVED PRODUCTS WILL IMPAIR OUR ABILITY TO GROW

     As part of our growth strategy, we intend to acquire and develop additional pharmaceutical product candidates or approved products. The success of this strategy depends upon our ability to identify, select and acquire pharmaceutical products in late-stage development or that have been approved that meet the criteria we have established. Because we neither have, nor intend to establish, internal scientific research capabilities, we are dependent upon pharmaceutical and biotechnology companies and other researchers to sell or license product candidates to us.

     Identifying suitable product candidates and approved products and proposing, negotiating and implementing an economically viable acquisition is a lengthy and complex process. In addition, other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition of product candidates and approved products. We may not be able to acquire the rights to additional product candidates and approved products on terms that we find acceptable, or at all.

 IF WE BREACH ANY OF THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION RIGHTS TO PRODUCTS OR TECHNOLOGY FROM OTHERS, WE COULD LOSE LICENSE RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS

     We license commercialization rights to products and technology that are important to our business, and we expect to enter into additional licenses in the future. For instance, we acquired our first three products through exclusive licensing arrangements. Under these licenses we are subject to commercialization and development, sublicensing, royalty, insurance and other obligations. If we fail to comply with any of these requirements, or otherwise breach these license agreements, the licensor may have the right to terminate the license in whole or to terminate the exclusive nature of the license. In addition, upon the termination of the license we may be required to license to the licensor the intellectual property that we developed.

 OUR ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY COULD BE HAMPERED IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS

     The biopharmaceutical industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on our ability to attract and retain qualified personnel for the acquisition, development and commercialization activities we conduct or sponsor. If we lose one or more of the members of our senior management, including our chief executive officer, Dr. Clive A. Meanwell, or other key employees or consultants, our business and operating results could be seriously harmed. Our ability to replace these key employees may be difficult and may take an extended period of time because of the limited number of individuals in the biotechnology industry with the breadth of skills and experience required to develop and commercialize products successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate such additional personnel.

 WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING COMPETING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO

     The biopharmaceutical industry is highly competitive. Our success will depend on our ability to acquire and develop products and apply technology and our ability to establish and maintain a market for our products. Potential competitors in the United States and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. Many of our competitors have substantially greater research and development capabilities and experience, and greater manufacturing, marketing and financial resources than we do. Accordingly, our competitors may develop products or other novel technologies that are more effective, safer or less costly than existing products or technologies or products or technologies that are being developed by us or may obtain FDA approval for products more rapidly than we are able. Technological development by others may render our products or product candidates noncompetitive. We may not be successful in establishing or maintaining technological competitiveness.

 BECAUSE THE MARKET FOR THROMBIN INHIBITORS IS COMPETITIVE, OUR PRODUCT MAY NOT OBTAIN WIDESPREAD USE

     We plan to position Angiomax as a replacement for heparin, which is widely used and inexpensive, for use in patients with ischemic heart disease. Because heparin is inexpensive and has been widely used for many years, medical decision-makers may be hesitant to adopt our alternative treatment. In addition, due to the high incidence and severity of cardiovascular diseases, the market for thrombin inhibitors is large and competition is intense and growing. There are a number of thrombin inhibitors currently on the market, awaiting regulatory approval and in development, including orally administered agents.

  THE LIMITED RESOURCES OF THIRD-PARTY PAYERS MAY LIMIT THE USE OF OUR PRODUCTS

     In general, anticoagulant drugs may be classified in three groups: drugs that directly or indirectly target and inhibit thrombin, drugs that target and inhibit platelets and drugs that break down fibrin. Because each group of anticoagulants acts on different components of the clotting process, we believe that there will be continued clinical work to determine the best combination of drugs for clinical use. We expect Angiomax to be used with aspirin alone or in conjunction with other therapies. Although we do not plan to position Angiomax as a direct competitor to platelet inhibitors or fibrinolytic drugs, platelet inhibitors and fibrinolytic drugs may compete with Angiomax for the use of hospital financial resources. Many U.S. hospitals receive a fixed reimbursement amount per procedure for the angioplasties and other treatment therapies they perform. Because this amount is not based on the actual expenses the hospital incurs, U.S. hospitals may have to choose among Angiomax, platelet inhibitors and fibrinolytic drugs.

  FLUCTUATIONS IN OUR OPERATING RESULTS COULD AFFECT THE PRICE OF OUR COMMON
STOCK

     Our operating results may vary from period to period based on the amount and timing of sales of Angiomax to customers in the United States, the availability and timely delivery of a sufficient supply of Angiomax, the timing and expenses of clinical trials, the availability and timing of third-party reimbursement and the timing of approval for our product candidates. If our operating results do not match the expectations of securities analysts and investors as a result of these and other factors, the trading price of our common stock may fluctuate.

RISKS RELATED TO OUR INDUSTRY

 IF WE DO NOT OBTAIN FDA APPROVALS FOR OUR PRODUCTS OR COMPLY WITH GOVERNMENT REGULATIONS, WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS AND MAY BE SUBJECT TO STRINGENT PENALTIES

     Except for Angiomax, which has been approved for sale in the United States and New Zealand, we do not have a product approved for sale in the United States or any foreign market. We must obtain approval from the FDA in order to sell our product candidates in the United States and from foreign regulatory authorities in order to sell our product candidates in other countries. We must successfully complete our clinical trials and demonstrate manufacturing capability before we can file with the FDA for approval to sell our products. The FDA could require us to repeat clinical trials as part of the regulatory review process. Delays in obtaining or failure to obtain regulatory approvals may:

     - delay or prevent the successful commercialization of any of our product candidates;

     - diminish our competitive advantage; and

     - defer or decrease our receipt of revenues or royalties.

     The regulatory review and approval process is lengthy, expensive and uncertain. Extensive pre-clinical data, clinical data and supporting information must be submitted to the FDA for each additional indication to obtain such approvals, and we cannot be certain when we will receive these regulatory approvals, if ever.

     In addition to initial regulatory approval, our products and product candidates will be subject to extensive and rigorous ongoing domestic and foreign government regulation. Any approvals, once obtained, may be withdrawn if compliance with regulatory requirements is not maintained or safety problems are identified. Failure to comply with these requirements may also subject us to stringent penalties.

 WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN PATENT PROTECTION FOR OUR PRODUCTS, AND WE MAY INFRINGE THE PATENT RIGHTS OF OTHERS

     The patent positions of pharmaceutical and biotechnology companies like us are generally uncertain and involve complex legal, scientific and factual issues. Our success depends significantly on our ability to:

     - obtain patents;

     - protect trade secrets;

     - operate without infringing the proprietary rights of others; and

     - prevent others from infringing our proprietary rights.

     We may not have any patents issued from any patent applications that we own or license. If patents are granted, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology. Because patent applications in the United States are maintained in secrecy until patents issue, others may have filed or maintained patent applications for technology used by us or covered by our pending patent applications without our being aware of these applications. In all, we exclusively license 10 issued U.S. patents and a broadly filed portfolio of corresponding foreign patents and patent applications. We have not yet filed any independent patent applications.

     We may not hold proprietary rights to some patents related to our product candidates. In some cases, others may own or control these patents. As a result, we may be required to obtain licenses under third-party patents to market some of our product candidates. If licenses are not available to us on acceptable terms, we will not be able to market these products.

     We may become a party to patent litigation or other proceedings regarding intellectual property rights. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. If any patent litigation or other intellectual property proceeding in which we are involved is resolved unfavorably to us, we may be enjoined from manufacturing or selling our products without a license from the other party, and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms, or at all.

 IF WE ARE NOT ABLE TO KEEP OUR TRADE SECRETS CONFIDENTIAL, OUR TECHNOLOGY AND INFORMATION MAY BE USED BY OTHERS TO COMPETE AGAINST US

     We rely significantly upon unpatented proprietary technology, information, processes and know-how. We seek to protect this information by confidentiality agreements with our employees, consultants and other third-party contractors, as well as through other security measures. We may not have adequate remedies for any breach by a party to these confidentiality agreements. In addition, our competitors may learn or independently develop our trade secrets.

 WE COULD BE EXPOSED TO SIGNIFICANT LIABILITY CLAIMS IF WE ARE UNABLE TO OBTAIN INSURANCE AT ACCEPTABLE COSTS AND ADEQUATE LEVELS OR OTHERWISE PROTECT OURSELVES AGAINST POTENTIAL PRODUCT LIABILITY CLAIMS

     Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of human healthcare products. Product liability claims might be made by consumers, health care providers or pharmaceutical companies or others that sell our products. These claims may be made even with respect to those products that are manufactured in licensed and regulated facilities or otherwise possess regulatory approval for commercial sale.

     These claims could expose us to significant liabilities that could prevent or interfere with the development or commercialization of our products. Product liability claims could require us to spend significant time and money in litigation or pay significant damages. We are currently covered, with respect to our commercial sales in the United States and New Zealand and our clinical trials, by primary product liability insurance in the amount of $20.0 million per occurrence and $20.0 million annually in the aggregate on a claims-made basis. This coverage may not be adequate to cover any product liability claims. As we commercialize our products, we may wish to increase our product liability insurance. Product liability coverage is expensive. In the future, we may not be able to maintain or obtain such product liability insurance on reasonable terms, at a reasonable cost or in sufficient amounts to protect us against losses due to product liability claims.

RISKS RELATING TO THE OFFERING

 OUR STOCK PRICE HAS BEEN VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

     The market price of our common stock, like that of the common stock of many other biotechnology companies, has been and may continue to be highly volatile. The stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biotechnology and pharmaceutical companies for reasons frequently unrelated, or disproportionate, to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock. Factors that may have a significant effect on the market price of our common stock include announcements of technological innovations or new commercial products by us or our competitors, disclosure of results of clinical testing or regulatory proceedings, developments in patent or other proprietary rights, including as a result of any public policy concerns and public concern as to the safety of products developed by us.

 OUR OFFICERS AND DIRECTORS, AND CERTAIN ENTITIES WITH WHICH THEY ARE AFFILIATED, MAY BE ABLE TO CONTROL THE OUTCOME OF MOST CORPORATE ACTIONS REQUIRING STOCKHOLDER APPROVAL

     Following the completion of the private placement of 4,000,000 shares of our common stock on May 16, 2001, our directors and executive officers, and certain entities with which they are affiliated, beneficially owned, in the aggregate, approximately 61.0% of our outstanding common stock. Due to this concentration of ownership, these stockholders as a group will be able to elect the directors of our company, control the management and affairs of our company and control most matters requiring a stockholder vote, including:

     - the amendment of our organizational documents; or

     - the approval of any merger, consolidation, sale of assets or other major corporate transaction.

 WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION AND COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Provisions of our certificate of incorporation and bylaws and certain provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of our company. For example, we have divided our board of directors into three classes that serve staggered three-year terms, we may authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and may not call special meetings of stockholders, and our stockholders are limited in their ability to introduce proposals at stockholder meetings.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

     We issued the shares of common stock covered by this prospectus in a private placement on May 16, 2001. The following table sets forth, to our knowledge, certain information about the selling stockholders as of May 16, 2001.

     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may sell all or some of the shares offered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable upon exercise of warrants and/or stock options that are exercisable within 60 days after May 16, 2001 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                 SHARES OF COMMON                              SHARES OF COMMON
                                                STOCK BENEFICIALLY                         STOCK TO BE BENEFICIALLY
                                              OWNED PRIOR TO OFFERING   NUMBER OF SHARES     OWNED AFTER OFFERING
                                              -----------------------   OF COMMON STOCK    ------------------------
       NAME OF SELLING STOCKHOLDER(1)           NUMBER     PERCENTAGE    BEING OFFERED       NUMBER     PERCENTAGE
       ------------------------------         ----------   ----------   ----------------   ----------   -----------
Warburg, Pincus Ventures, L.P.(2)...........  10,655,256      29.9%        1,050,000       9,605,256       26.9%
T. Rowe Price New Horizons Fund, Inc........     425,000       1.2%          425,000              --         --
T. Rowe Price Health Sciences Fund, Inc.....     400,000       1.2%          400,000              --         --
Deerfield Partners, L.P.....................     353,000       1.0%          353,000              --         --
Alta BioPharma Partners, L.P.(3)............   1,604,581       4.6%          279,714       1,324,867        3.8%
PharmaBio Development Inc.(4)...............   2,178,630       6.3%          200,000       1,978,630        5.7%
Green Line Mutual Funds-Green Line Health
  Sciences Fund.............................     161,400         *           161,400              --         --
The Medicines Company Chase Partners (Alta
  Bio), L.L.C.(5)...........................     916,367       2.7%          159,743         756,624        2.2%
Deerfield International, LTD................     147,000         *           147,000              --         --
BayStar Capital, L.P........................     105,000         *           105,000              --         --
S.A.C. Capital Associates, L.L.C............     100,000         *           100,000              --         --
Chelsey Capital.............................     100,000         *           100,000              --         --
Sands Point Partners........................     100,000         *           100,000              --         --
Orion Biomedical Fund, L.P..................      82,150         *            82,150              --         --
MAM Luxembourg..............................      79,800         *            79,800              --         --
Mercury Master Trust........................      70,800         *            70,800              --         --

                                                 SHARES OF COMMON                              SHARES OF COMMON
                                                STOCK BENEFICIALLY                         STOCK TO BE BENEFICIALLY
                                              OWNED PRIOR TO OFFERING   NUMBER OF SHARES     OWNED AFTER OFFERING
                                              -----------------------   OF COMMON STOCK    ------------------------
       NAME OF SELLING STOCKHOLDER(1)           NUMBER     PERCENTAGE    BEING OFFERED       NUMBER     PERCENTAGE
       ------------------------------         ----------   ----------   ----------------   ----------   -----------
MPM BioEquities Master Fund, L.P............     108,500         *            50,000          58,500          *
BayStar International, LTD..................      35,000         *            35,000              --         --
MAM Main A/C................................      24,400         *            24,400              --         --
Orion BioMedical Offshore Fund, L.P.........      17,850         *            17,850              --         --
Alta Embarcadero BioPharma Partners,
  L.L.C.(6).................................      60,477         *            10,543          49,934          *
Jay Silverman...............................      10,000         *            10,000              --         --
Clive A. Meanwell(7)(8).....................     770,273       2.2%           10,000         760,273        2.2%
North American Funds Variable Product Series
  1 -- North American -- T. Rowe Price
  Health Sciences Fund......................      10,000         *            10,000              --         --
Glenn Sblendorio (7)(9).....................      51,982         *             5,000          46,982         --
Gary Dickinson (7)..........................       5,000         *             5,000              --          *
T. Scott Johnson (10).......................     109,823         *             5,000         104,823          *
Manufacturers Investment Trust -- Health
  Sciences Trust............................       2,000         *             2,000              --         --
T. Rowe Price Health Sciences Portfolio,
  Inc.......................................       1,600         *             1,600              --         --

---------------
 * Less than one percent.

 (1) The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

 (2) Includes warrants to purchase 1,275,810 shares of common stock.

 (3) Includes warrants to purchase 178,987 shares of common stock.

 (4) Includes warrants to purchase 282,385 shares of common stock.

 (5) Includes warrants to purchase 102,218 shares of common stock.

 (6) Includes warrants to purchase 6,746 shares of common stock.

 (7) Employee of The Medicines Company.

 (8) Includes 221,580 shares issuable upon exercise of stock options and warrants prior to July 15, 2001.

 (9) Includes 45,982 shares issuable upon exercise of stock options prior to July 15, 2001.

(10) Includes warrants to purchase 13,744 shares of common stock.

     None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except:

     - the selling stockholders who we indicate above have been employed by us; and

     - Clive A. Meanwell and T. Scott Johnson serve as directors.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     - in privately negotiated transactions; and

     - in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) May 16, 2003, (ii) the date on which the selling stockholders may sell all of the shares covered by this prospectus without restriction by the volume limitations of Rule 144(e) of the Securities Act, or (iii) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement.

                                 LEGAL MATTERS

     The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP. As of August 31, 2001, partners of Hale and Dorr LLP beneficially owned an aggregate of 19,055 shares of our common stock and warrants exercisable for 1,554 additional shares of common stock.

                                    EXPERTS

     The consolidated financial statements of The Medicines Company appearing in The Medicines Company's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

     This prospectus is part of a post-effective amendment on Form S-3 to a registration statement on Form S-1 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

     (1) Our Annual Report on Form 10-K for the year ended December 31, 2000;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     (4) Our Current Report on Form 8-K dated July 25, 2001;

     (5) Our Current Report on Form 8-K dated September 2, 2001;

     (6) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (7) The description of our common stock contained in our Registration Statement on Form 8-A dated July 28, 2000.

     You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                              The Medicines Company
                              One Cambridge Center
                              Cambridge, MA 02142
                              Attention: Peyton J. Marshall
                              Telephone: (617) 225-9099

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by The Medicines Company (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee -- Securities and Exchange Commission............  $ 13,430
Printing and mailing........................................  $ 15,000
Legal fees and expenses.....................................  $ 50,000
Accounting fees and expenses................................  $ 20,000
Miscellaneous expenses......................................  $ 11,570
                                                              --------
          Total Expenses....................................  $110,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Medicines Company has included such a provision in its Third Amended and Restated Certificate of Incorporation, as amended to date (the "Charter").

     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article SEVENTH of our Charter eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law statute prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of our Charter provides that each of our directors and officers (a) shall be indemnified by us against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) threatened or brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of us brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification, or if we fail to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

     Article EIGHTH of our Charter further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law statute is amended to expand the indemnification permitted to our directors or officers must indemnify those persons to the full extent permitted by such law as so amended.

     We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16.  EXHIBITS

EXHIBIT
 NUMBER                             DESCRIPTION
-------                             -----------
   4.1(1)   Third Amended and Restated Certificate of Incorporation of
            the Registrant.
   4.2(1)   Amended and Restated By-laws of the Registrant.
   5.1+     Opinion of Hale and Dorr LLP.
  23.1      Consent of Ernst & Young LLP.
  23.2+     Consent of Hale and Dorr LLP (included in Exhibit 5.1).
  24.1+     Powers of Attorney.

---------------
 +  Previously filed

(1) Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-53280)

ITEM 17.  UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on September 5, 2001.

                                          THE MEDICINES COMPANY

                                          BY:     /s/ CLIVE A. MEANWELL
                                            ------------------------------------
                                                     Clive A. Meanwell
                                                Chief Executive Officer and
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                   TITLE                         DATE
                ---------                                   -----                         ----

          /s/ CLIVE A. MEANWELL               President, Chief Executive Officer    September 4, 2001
------------------------------------------    and Director (Principal Executive
            Clive A. Meanwell                              Officer)

          /s/ PEYTON J. MARSHALL              Chief Financial Officer (Principal    September 4, 2001
------------------------------------------    Financial and Accounting Officer)
            Peyton J. Marshall

                    *                                      Director                 September 4, 2001
------------------------------------------
               Leonard Bell

                    *                                      Director                 September 4, 2001
------------------------------------------
              Stewart J. Hen

                    *                                      Director                 September 4, 2001
------------------------------------------
             M. Fazle Husain

                    *                                      Director                 September 4, 2001
------------------------------------------
             T. Scott Johnson

                    *                                      Director                 September 4, 2001
------------------------------------------
             Armin M. Kessler

                    *                                      Director                 September 4, 2001
------------------------------------------
           Nicholas J. Lowcock

                    *                                      Director                 September 4, 2001
------------------------------------------
             James E. Thomas

       *By: /s/ PEYTON J. MARSHALL
  -------------------------------------
             Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
   4.1(1)   Third Amended and Restated Certificate of Incorporation of
            the Registrant.
   4.2(1)   Amended and Restated By-laws of the Registrant.
   5.1+     Opinion of Hale and Dorr LLP.
  23.1      Consent of Ernst & Young LLP.
  23.2+     Consent of Hale and Dorr LLP (included in Exhibit 5.1).
  24.1+     Powers of Attorney.

---------------
 +  Previously filed

(1) Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-53280)